Exhibit 99.01

Eastman Announces Third-Quarter 2020 Financial Results

KINGSPORT, Tenn., October 29, 2020 – Eastman Chemical Company (NYSE:EMN) announced its third-quarter 2020 financial results.

(In millions, except per share amounts)	3Q2020	3Q2019
Sales revenue	$2,122	$2,325
Earnings before interest and taxes ("EBIT")	243	367
Adjusted EBIT*	310	369
Earnings per diluted share	1.18	1.93
Adjusted earnings per diluted share*	1.57	1.94
Net cash provided by operating activities	442	416
Free cash flow*	360	306

*For non-core and unusual items excluded from adjusted earnings and for adjusted provision for income taxes and calculation of free cash flow, net debt, and adjusted EBIT margins, and for reconciliations to reported company and segment earnings and to cash provided by operating activities and total borrowings, for all periods presented in this release, see Tables 3A, 3B, 4A, 4B, 5A, 5B, and 6.

“Demand across most of our end markets improved in the third quarter resulting in 10 percent higher sales revenue and almost 60 percent higher adjusted earnings sequentially,” said Mark Costa, Board Chair and CEO. “This performance continues to demonstrate the value of having a diverse set of end markets and the benefit of our innovation-driven growth model. We also are continuing to aggressively manage costs, enabling us to significantly mitigate the financial impact of COVID-19. Consistent with our focus on cash generation in this environment, our teams have done an excellent job of managing inventory. As a result, we have generated the highest free cash flow for the first nine months of a year in our history and are on track to generate greater than $1 billion of free cash flow for the fourth consecutive year.”

Corporate Results 3Q 2020 versus 3Q 2019

Sales revenue decreased primarily due to lower sales volume and lower selling prices. As overall economic conditions improved through the third quarter, sales volume recovered to 5 percent below 2019 levels. Sales volume for products serving end markets negatively impacted by the COVID-19 global pandemic, including transportation, building and construction, and consumer durables, increased significantly compared to second quarter 2020. Sales volume for products used in certain resilient end markets positively impacted by COVID-19, including consumables, personal care, and medical, moderated compared to a strong second quarter 2020. Lower selling prices were primarily due to lower raw material prices.

EBIT decreased due to lower sales volume, reduced capacity utilization, and less favorable product mix, partially offset by the impact of cost reduction actions. Capacity utilization was lower due to lower sales volume and the residual impact of aggressive inventory management in the second quarter, reducing EBIT by approximately $60 million year over year. As sales volume improved through the third quarter, the company increased capacity utilization across all available assets. Cost reduction actions, both structural and in response to COVID-19, included reduced discretionary spending, adjusted operations and deferred maintenance to protect the health and safety of employees and contractors, and supply chain optimization.

Segment Results 3Q 2020 versus 3Q 2019

Additives & Functional Products – Sales revenue decreased primarily due to lower sales volume, lower selling prices, and less favorable product mix. The negative impact of COVID-19 on demand resulted in lower sales volume of products sold in transportation end markets, particularly aviation fluids and certain coatings additives. Lower selling prices were attributed primarily to increased competition in tire additives. Cost pass through contracts also contributed to lower selling prices.

EBIT decreased primarily due to lower sales volume, reduced capacity utilization, and less favorable product mix, primarily due to decreased sales of aviation fluids and certain coatings additives. These factors were partially offset by the impact of cost reduction actions.

Advanced Materials – Sales revenue decreased due to lower sales volume, less favorable product mix, and lower selling prices. Sales volume recovered to 2 percent below third quarter 2019 due to strong recovery in auto demand and our innovation and market development, particularly for product lines in Performance Films. Specialty Plastics also continued with strong and steady performance. Lower selling prices were attributed to lower raw material prices, particularly for paraxylene used in copolyester products.

EBIT decreased primarily due to reduced capacity utilization, less favorable product mix, and lower sales volume, partially offset by the impact of cost reduction actions.

Chemical Intermediates – Sales revenue decreased due to lower selling prices and lower sales volume across the segment. Lower selling prices were attributed to lower raw material prices. Lower sales volume was due to planned maintenance shutdowns and also attributed to the negative impact of COVID-19 on demand.

EBIT decreased slightly due to lower sales volume, lower capacity utilization, and lower selling prices, mostly offset by lower raw material costs. These factors were partially offset by the impact of cost reduction actions and $14 million of technology licensing earnings.

Fibers – Sales revenue benefited from stable acetate tow sales volume but declined due to lower textile products sales volume attributed to the impact of COVID-19 and lower acetate tow selling prices primarily due to previously negotiated multi-year contracts.

EBIT decreased primarily due to lower sales volume and reduced capacity utilization, partially offset by the impact of cost reduction actions.

Cash Flow

In third quarter 2020, cash from operating activities was $442 million and free cash flow (cash from operating activities less net capital expenditures) was $360 million. See Tables 5A and 5B.

Priorities for uses of available cash for full year 2020 include payment of the quarterly dividend and the reduction of net debt (total borrowings less cash and cash equivalents) by more than $600 million. In third quarter 2020, the company returned $90 million to stockholders through dividends. In the first nine months of 2020, net debt decreased by $363 million. See Table 6.

2020 Outlook

Commenting on the outlook for 2020, Costa said: "With demand having improved throughout the third quarter and into October, we entered the fourth quarter with solid momentum. However, the resurgence of COVID-19 is increasing uncertainty in the global economic outlook, further limiting visibility for the back half of the fourth quarter. As a result, we remain focused on what we can control. The application of our innovation-driven growth model is enabling us to perform better than our recovering end markets, especially for certain product lines including performance films, specialty plastics, and architectural coatings. In addition, we are on track to deliver approximately $150 million of cost savings, net of inflation, for full year 2020, of which approximately $40 million is expected in the fourth quarter. Assuming that current economic conditions continue, we expect fourth-quarter 2020 adjusted EPS to be similar to fourth-quarter 2019 adjusted EPS of $1.42. And with our emphasis on cash in the current environment, our free cash flow through the first nine months of the year was a record and we remain on track to generate greater than $1 billion of free cash flow for the year. We expect to provide an update on our outlook prior to the end of the quarter."

The fourth-quarter and full-year 2020 projected earnings exclude any non-core, unusual or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss and asset impairments and restructuring charges) or any unusual or non-recurring items, and we accordingly are unable to reconcile projected earnings excluding non-core and any unusual or non-recurring items to reported GAAP earnings without unreasonable efforts.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions and the impact of the COVID-19 coronavirus pandemic on demand in key end markets; competitive position and acceptance of specialty products in key markets; mix of products sold; capacity utilization, manufacturing costs, and cost reductions; and revenue, earnings, cash flow, cash and cash equivalents, and debt repayment for fourth-quarter and full-year 2020. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for second quarter 2020 available, and the Form 10-Q to be filed for third quarter 2020 and to be available on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on October 30, 2020 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 5:00 p.m. ET on October 29, 2020. To listen via telephone, the dial-in number is 323-994-2093, passcode number 8729090. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, October 30, 2020 to 11:00 a.m. ET, November 9, 2020 at 888-203-1112 or 719-457-0820, passcode 8729090.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,500 people around the world and serves customers in more than 100 countries. The company had 2019 revenues of approximately $9.3 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.
# # #

Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
October 29, 2020

For Eastman Chemical Company Third Quarter 2020 Financial Results Release

Table 1 – Statements of Earnings

	Third Quarter		First Nine Months
(Dollars in millions, except per share amounts; unaudited)	2020	2019	2020	2019
Sales	$2,122	$2,325	$6,287	$7,068
Cost of sales	1,621	1,751	4,838	5,331
Gross profit	501	574	1,449	1,737
Selling, general and administrative expenses	165	163	480	515
Research and development expenses	56	59	169	174
Asset impairments and restructuring charges, net	60	2	215	52
Other components of post-employment (benefit) cost, net	(30)	(20)	(90)	(62)
Other (income) charges, net	7	3	10	—
Earnings before interest and taxes	243	367	665	1,058
Net interest expense	52	54	159	165
Early debt extinguishment costs	1	—	1	—
Earnings before income taxes	190	313	505	893
Provision for income taxes	25	46	50	158
Net earnings	165	267	455	735
Less: Net earnings attributable to noncontrolling interest	4	1	9	2
Net earnings attributable to Eastman	$161	$266	$446	$733

Basic earnings per share attributable to Eastman	$1.19	$1.95	$3.29	$5.31
Diluted earnings per share attributable to Eastman	$1.18	$1.93	$3.27	$5.27

Shares (in millions) outstanding at end of period	135.5	136.0	135.5	136.0
Shares (in millions) used for earnings per share calculation
Basic	135.3	136.8	135.5	137.9
Diluted	136.3	137.8	136.4	138.9

Table 2A – Segment Sales Information

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2020	2019	2020	2019
Sales by Segment
Additives & Functional Products	$742	$832	$2,249	$2,510
Advanced Materials	668	697	1,850	2,050
Chemical Intermediates	506	579	1,559	1,865
Fibers	206	217	629	643
Total Eastman Chemical Company	$2,122	$2,325	$6,287	$7,068

Table 2B – Sales Revenue Change

	Third Quarter 2020 Compared to Third Quarter 2019
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect (1)	Price Effect	Exchange Rate Effect
Additives & Functional Products	(11)%	(8)%	(4)%	1%
Advanced Materials	(4)%	(2)%	(3)%	1%
Chemical Intermediates	(13)%	(5)%	(8)%	—%
Fibers	(5)%	(3)%	(2)%	—%

Total Eastman Chemical Company	(9)%	(5)%	(5)%	1%

	First Nine Months 2020 Compared to First Nine Months 2019
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect (1)	Price Effect	Exchange Rate Effect
Additives & Functional Products	(10)%	(6)%	(4)%	—%
Advanced Materials	(10)%	(7)%	(3)%	—%
Chemical Intermediates	(16)%	(7)%	(9)%	—%
Fibers	(2)%	—%	(2)%	—%

Total Eastman Chemical Company	(11)%	(6)%	(5)%	—%

	Third Quarter 2020 Compared to Second Quarter 2020
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect (1)	Price Effect	Exchange Rate Effect
Additives & Functional Products	8%	8%	(1)%	1%
Advanced Materials	18%	18%	(1)%	1%
Chemical Intermediates	10%	8%	2%	—%
Fibers	(3)%	(3)%	—%	—%

Total Eastman Chemical Company	10%	10%	(1)%	1%

(1)Second quarter, third quarter, and first nine months 2020 include $4 million, $14 million, and $18 million, respectively, of licensing revenue in the Chemical Intermediates segment.

Table 2C – Sales by Customer Location

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2020	2019	2020	2019
Sales by Customer Location
United States and Canada	$894	$966	$2,660	$2,961
Asia Pacific	547	602	1,565	1,729
Europe, Middle East, and Africa	556	611	1,713	1,949
Latin America	125	146	349	429
Total Eastman Chemical Company	$2,122	$2,325	$6,287	$7,068

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2020	2019	2020	2019
Additives & Functional Products
Earnings before interest and taxes	$107	$144	$194	$437
Asset impairments and restructuring charges, net (2)(3)(4)	2	—	136	4
Excluding non-core item	109	144	330	441
Advanced Materials
Earnings before interest and taxes	129	159	293	406
Asset impairments and restructuring charges, net (5)	3	—	10	—
Accelerated depreciation (5)	7	—	7	—
Excluding non-core items	139	159	310	406
Chemical Intermediates
Earnings before interest and taxes	31	34	131	170
Asset impairments and restructuring charges, net (3)	1	—	4	—
Excluding non-core item	32	34	135	170
Fibers
Earnings before interest and taxes	41	51	140	144
Other
Loss before interest and taxes	(65)	(21)	(93)	(99)
Asset impairments and restructuring charges, net (6)	54	2	65	48
Excluding non-core items	(11)	(19)	(28)	(51)

Total Eastman Chemical Company
Earnings before interest and taxes	243	367	665	1,058
Asset impairments and restructuring charges, net	60	2	215	52
Accelerated depreciation	7	—	7	—
Total earnings before interest and taxes excluding non-core items	$310	$369	$887	$1,110

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$243	$367	$665	$1,058
Costs of sales	7	—	7	—
Asset impairments and restructuring charges, net	60	2	215	52
Total earnings before interest and taxes excluding non-core items	$310	$369	$887	$1,110
(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for third quarter 2019 for descriptions of third quarter and first nine months 2019 non-core items.
(2)Third quarter and first nine months 2020 charges of $1 million and $6 million, respectively, for closure of a tire additives manufacturing facility in Asia Pacific as part of ongoing site optimization actions.
(3)Third quarter and first nine months 2020 severance charges in the Chemical Intermediates segment of $1 million and $4 million, respectively, and charges in the Additives & Functional Products segment of $1 million in both periods, for the previously reported plan to discontinue production of certain products at the Singapore manufacturing site by the end of 2020.
(4)First nine months 2020 charges of $123 million for impairment of tire additives tradenames, charges of $4 million for closure of manufacturing facilities in Asia Pacific as part of ongoing site optimization actions, and an intangible asset impairment charge of $2 million for customer relationships.
(5)Third quarter and first nine months 2020 charges of $3 million for severance and $7 million for accelerated depreciation related to the closure of an advanced interlayers manufacturing facility in North America. First nine months 2020 charges of $7 million for closure of a performance films manufacturing facility in North America. Both actions are part of ongoing site optimization.
(6)Third quarter and first nine months 2020 charges of $53 million for severance and related costs as part of business improvement and cost reduction initiatives. Third quarter and first nine months 2020 charges of $1 million and $4 million, respectively, for contract termination fees, and first nine months 2020 charges of $8 million for asset impairments resulting from managements' decision to discontinue certain growth initiatives.

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued) (1)

Second Quarter
(Dollars in millions, unaudited)	2020
Additives & Functional Products
Loss before interest and taxes	$(56)
Asset impairments and restructuring charges, net	128
Excluding non-core item	72
Advanced Materials
Earnings before interest and taxes	64
Chemical Intermediates
Earnings before interest and taxes	20
Asset impairments and restructuring charges, net	2
Excluding non-core item	22
Fibers
Earnings before interest and taxes	46
Other
Loss before interest and taxes	(20)
Asset impairments and restructuring charges, net	11
Excluding non-core items	(9)

Total Eastman Chemical Company
Earnings before interest and taxes	54
Asset impairments and restructuring charges, net	141
Total earnings before interest and taxes excluding non-core items	$195

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$54
Asset impairments and restructuring charges, net	141
Total earnings before interest and taxes excluding non-core items	$195

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for second quarter 2020 for descriptions of second quarter 2020 non-core items.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	Third Quarter				First Nine Months
(Dollars in millions, unaudited)	2020		2019		2020		2019
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Additives & Functional Products	$109	14.7%	$144	17.3%	$330	14.7%	$441	17.6%
Advanced Materials	139	20.8%	159	22.8%	310	16.8%	406	19.8%
Chemical Intermediates	32	6.3%	34	5.9%	135	8.7%	170	9.1%
Fibers	41	19.9%	51	23.5%	140	22.3%	144	22.4%
Total segment EBIT excluding non-core items	321	15.1%	388	16.7%	915	14.6%	1,161	16.4%
Other	(11)		(19)		(28)		(51)
Total EBIT excluding non-core items	$310	14.6%	$369	15.9%	$887	14.1%	$1,110	15.7%

	Second Quarter
(Dollars in millions, unaudited)	2020
	Adjusted EBIT	Adjusted EBIT Margin
Additives & Functional Products	$72	10.5%
Advanced Materials	64	11.3%
Chemical Intermediates	22	4.8%
Fibers	46	21.8%
Total segment EBIT excluding non-core items	204	10.6%
Other	(9)
Total EBIT excluding non-core items	$195	10.1%

(1)For identification of excluded non-core items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales. For second quarter 2020 sales, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for second quarter 2020.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	Third Quarter 2020
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$243	$190	$25	13%	$161	$1.18
Non-Core Items: (1)
Asset impairments and restructuring charges, net	60	60	15		45	0.33
Accelerated depreciation	7	7	2		5	0.04
Early debt extinguishment costs (2)	—	1	—		1	—
Interim adjustment to tax provision (3)	—	—	(2)		2	0.02
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$310	$258	$40	16%	$214	$1.57

	Third Quarter 2019
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$367	$313	$46	15%	$266	$1.93
Non-Core Items: (1)
Asset impairments and restructuring charges, net	2	2	1		1	0.01
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$369	$315	$47	15%	$267	$1.94

(1)See Table 3A for description of third quarter 2020 and 2019 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)Unamortized costs recognized due to early repayment of term loan credit agreement debt.
(3)The adjusted provision for income taxes for third quarter 2020 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	First Nine Months 2020
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$665	$505	$50	10%	$446	$3.27
Non-Core Items: (1)
Asset impairments and restructuring charges, net	215	215	51		164	1.20
Accelerated depreciation	7	7	2		5	0.04
Early debt extinguishment costs (2)	—	1	—		1	—
Interim adjustment to tax provision (3)	—	—	9		(9)	(0.06)
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$887	$728	$112	16%	$607	$4.45

	First Nine Months 2019
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$1,058	$893	$158	18%	$733	$5.27
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	52	52	13		39	0.29
Adjustments from tax law changes and outside-U.S. entity reorganizations	—	—	(7)		7	0.05
Interim adjustment to tax provision (3)	—	—	(13)		13	0.09
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$1,110	$945	$151	16%	$792	$5.70

(1)See Table 3A for description of first nine months 2020 and 2019 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)Unamortized costs recognized due to early repayment of term loan credit agreement debt.
(3)The adjusted provision for income taxes for first nine months 2020 and 2019 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	Second Quarter 2020
	Earnings Before Interest and Taxes	Earnings (Loss) Before Income Taxes	(Benefit from) Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$54	$(1)	$(31)	—	$27	$0.20
Non-Core Items: (1)
Asset impairments and restructuring charges, net	141	141	33		108	0.79
Interim adjustment to tax provision (2)	—	—	19		(19)	(0.14)
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$195	$140	$21	16%	$116	$0.85

(1)See Table 3A for description of second quarter 2020 non-core items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for second quarter 2020 was calculated applying the then current forecasted full year effective tax rate.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Nine Months (1)
	2020	2019
Effective tax rate	10%	18%
Tax impact of current year non-core and unusual items (2)	7%	1%
Changes in tax contingencies and valuation allowances	1%	—%
Forecasted full year impact of expected tax events	(2)%	(3)%
Forecasted full year adjusted effective tax rate	16%	16%
(1)Effective tax rate percentages are rounded to the nearest whole percent. The forecasted full year effective tax rates are 15.5 percent and 16.0 percent for first nine months 2020 and 2019, respectively.
(2)Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 5A – Statements of Cash Flows

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2020	2019	2020	2019
Operating activities
Net earnings	$165	$267	$455	$735
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	149	151	429	462
Asset impairment charges	—	—	145	—
Early debt extinguishment costs	1	—	1	—
Provision for (benefit from) deferred income taxes	6	2	(14)	13
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(163)	30	(90)	(50)
(Increase) decrease in inventories	95	26	316	(122)
Increase (decrease) in trade payables	130	(95)	(213)	(183)
Pension and other postretirement contributions (in excess of ) less than expenses	(25)	(32)	(108)	(97)
Variable compensation (in excess of) less than expenses	55	30	25	(15)
Other items, net	29	37	103	90
Net cash provided by operating activities	442	416	1,049	833
Investing activities
Additions to properties and equipment	(82)	(110)	(278)	(308)
Acquisitions, net of cash acquired	—	(29)	—	(48)
Other items, net	1	(2)	(4)	(4)
Net cash used in investing activities	(81)	(141)	(282)	(360)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	(83)	(90)	14	149
Proceeds from borrowings	—	110	249	335
Repayment of borrowings	(250)	(110)	(250)	(385)
Dividends paid to stockholders	(90)	(85)	(269)	(258)
Treasury stock purchases	—	(75)	(60)	(325)
Other items, net	7	—	(6)	(3)
Net cash used in financing activities	(416)	(250)	(322)	(487)
Effect of exchange rate changes on cash and cash equivalents	1	(4)	1	(5)
Net change in cash and cash equivalents	(54)	21	446	(19)
Cash and cash equivalents at beginning of period	704	186	204	226
Cash and cash equivalents at end of period	$650	$207	$650	$207

Table 5B – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliations

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2020	2019	2020	2019
Net cash provided by operating activities	$442	$416	$1,049	$833
Capital expenditures	(82)	(110)	(278)	(308)
Free cash flow	$360	$306	$771	$525

Table 6 – Total Borrowings to Net Debt Reconciliations

	September 30,	December 31,
(Dollars in millions, unaudited)	2020	2019
Total borrowings	$5,865	$5,782
Less: Cash and cash equivalents	650	204
Net debt	$5,215	$5,578